Filed Pursuant to Rule 433

Registration Statement Number 333-232941

October 29, 2019

COMCAST CORPORATION

$1,600,000,000 2.650% NOTES DUE 2030

$1,350,000,000 3.250% NOTES DUE 2039

$1,800,000,000 3.450% NOTES DUE 2050

Final Term Sheet

Issuer:	Comcast Corporation (the “Company”)

Guarantors:	Comcast Cable Communications, LLC and NBCUniversal Media, LLC

Issue of Securities:	2.650% Notes due 2030

3.250% Notes due 2039

3.450% Notes due 2050

Denominations:	$2,000 and multiples of $1,000 in excess thereof

Use of Proceeds:	The Company intends to use the net proceeds from the offering, after deducting underwriters’ discount and expenses, entirely for the refinancing of debt, including its 3.30% notes due October 1, 2020 ($1.750 billion principal amount outstanding as of the date hereof), and a portion of the Company’s outstanding pre-payable term loans ($5.485 billion outstanding as of the date hereof, with a weighted average interest rate of 1.09% and maturities ranging from 2021 to 2022).

Indenture:	Indenture dated as of September 18, 2013 by and among the Company, the guarantors named therein and The Bank of New York Mellon, as trustee (the “Trustee”), as amended by the First Supplemental Indenture dated as of November 17, 2015 by and among the Company, the guarantors named therein and the Trustee.

Trustee:	The Bank of New York Mellon

Expected Ratings: [1]	Moody’s: A3; S&P: A-; Fitch: A-

[1]	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Joint Book-Running Managers:	Mizuho Securities USA LLC Morgan Stanley & Co. LLC SMBC Nikko Securities America, Inc. Goldman Sachs & Co. LLC Santander Investment Securities Inc. TD Securities (USA) LLC

Co-Managers:

BofA Securities, Inc.

Barclays Capital Inc.

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Commerz Markets LLC

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

RBC Capital Markets, LLC

Wells Fargo Securities, LLC

DNB Markets, Inc.

ICBC Standard Bank Plc

PNC Capital Markets LLC

SG Americas Securities, LLC

U.S. Bancorp Investments, Inc.

Academy Securities, Inc.

Loop Capital Markets LLC

BNY Mellon Capital Markets, LLC

ING Financial Markets LLC

CastleOak Securities, L.P. Drexel Hamilton, LLC Mischler Financial Group, Inc. Samuel A. Ramirez & Company, Inc. The Williams Capital Group, L.P.

Trade Date:	October 29, 2019

Settlement Date:	November 5, 2019 (T+5)

2.650% Notes Due 2030

Aggregate Principal Amount:	$1,600,000,000

Maturity Date:	February 1, 2030

Interest Rate:	2.650% per annum, accruing from November 5, 2019 (calculated on the basis of a 360-day year consisting of twelve 30-day months)

Interest Payment Dates:	February 1 and August 1, commencing February 1, 2020

Benchmark Treasury:	UST 1.625% due August 15, 2029

Benchmark Treasury Price/Yield:	98-03+ / 1.837%

Spread to Benchmark Treasury:	+83 bps

Yield to Maturity:	2.667%

Optional Redemption:	The 2.650% Notes due 2030 are redeemable at the option of the Company at any time, in whole or in part, at the “Redemption Price.” The Redemption Price will equal, with respect to the 2.650% Notes due 2030, at any time prior to November 1, 2029 (three (3) months prior to the maturity of the 2.650% Notes due 2030) (the “2030 Par Call Date”), the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of the principal amount of such notes and the scheduled payments of interest thereon (exclusive of interest accrued to the date of redemption) from the redemption date to the 2030 Par Call Date, in each case discounted to the redemption date on a semiannual basis at the Treasury Rate plus 15 basis points, provided that, if the 2.650% Notes due 2030 are redeemed on or after the 2030 Par Call Date, the Redemption Price will equal 100% of the principal amount of such notes; plus, in each case, accrued and unpaid interest thereon to the date of redemption

Additional Issuances:	An unlimited amount of additional 2.650% Notes due 2030 may be issued. The 2.650% Notes due 2030 and any additional 2.650% Notes due 2030 that may be issued may be treated as a single series for all purposes under the indenture

CUSIP / ISIN:	20030N DA6 / US20030NDA63

Public Offering Price:	99.851% plus accrued interest, if any, from November 5, 2019

Underwriters’ Discount:	0.400%

Net Proceeds to Comcast, Before Expenses:	99.451% per $1,000 principal amount of 2.650% Notes due 2030; $1,591,216,000 total

3.250% Notes Due 2039

Aggregate Principal Amount:	$1,350,000,000

Maturity Date:	November 1, 2039

Interest Rate:	3.250% per annum, accruing from November 5, 2019 (calculated on the basis of a 360-day year consisting of twelve 30-day months)

Interest Payment Dates:	May 1 and November 1, commencing May 1, 2020

Benchmark Treasury:	UST 2.875% due May 15, 2049

Benchmark Treasury Price/Yield:	111-17 / 2.333%

Spread to Benchmark Treasury:	+93 bps

Yield to Maturity:	3.263%

Optional Redemption:	The 3.250% Notes due 2039 are redeemable at the option of the Company at any time, in whole or in part, at the “Redemption Price.” The Redemption Price will equal, with respect to the 3.250% Notes due 2039, at any time prior to May 1, 2039 (six (6) months prior to the maturity of the 3.250% Notes due 2039) (the “2039 Par Call Date”), the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of the principal amount of such notes and the scheduled payments of interest thereon (exclusive of interest accrued to the date of redemption) from the redemption date to the 2039 Par Call Date, in each case discounted to the redemption date on a semiannual basis at the Treasury Rate plus 15 basis points, provided that, if the 3.250% Notes due 2039 are redeemed on or after the 2039 Par Call Date, the Redemption Price will equal 100% of the principal amount of such notes; plus, in each case, accrued and unpaid interest thereon to the date of redemption

Additional Issuances:	An unlimited amount of additional 3.250% Notes due 2039 may be issued. The 3.250% Notes due 2039 and any additional 3.250% Notes due 2039 that may be issued may be treated as a single series for all purposes under the indenture

CUSIP / ISIN:	20030NCY5 / US20030NCY58

Public Offering Price:	99.810% plus accrued interest, if any, from November 5, 2019

Underwriters’ Discount:	0.600%

Net Proceeds to Comcast, Before Expenses:	99.210% per $1,000 principal amount of 3.250% Notes due 2039; $1,339,335,000 total

3.450% Notes Due 2050

Aggregate Principal Amount:	$1,800,000,000

Maturity Date:	February 1, 2050

Interest Rate:	3.450% per annum, accruing from November 5, 2019 (calculated on the basis of a 360-day year consisting of twelve 30-day months)

Interest Payment Dates:	February 1 and August 1, commencing February 1, 2020

Benchmark Treasury:	UST 2.875% due May 15, 2049

Benchmark Treasury Price/Yield:	111-17 / 2.333%

Spread to Benchmark Treasury:	+113 bps

Yield to Maturity:	3.463%

Optional Redemption:	The 3.450% Notes due 2050 are redeemable at the option of the Company at any time, in whole or in part, at the “Redemption Price.” The Redemption Price will equal, with respect to the 3.450% Notes due 2050, at any time prior to August 1, 2049 (six (6) months prior to the maturity of the 3.450% Notes due 2050) (the “2050 Par Call Date”), the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of the principal amount of such notes and the scheduled payments of interest thereon (exclusive of interest accrued to the date of redemption) from the redemption date to the 2050 Par Call Date, in each case discounted to the redemption date on a semiannual basis at the Treasury Rate plus 20 basis points, provided that, if the 3.450% Notes due 2050 are redeemed on or after the 2050 Par Call Date, the Redemption Price will equal 100% of the principal amount of such notes; plus, in each case, accrued and unpaid interest thereon to the date of redemption

Additional Issuances:	An unlimited amount of additional 3.450% Notes due 2050 may be issued. The 3.450% Notes due 2050 and any additional 3.450% Notes due 2050 that may be issued may be treated as a single series for all purposes under the indenture

CUSIP / ISIN:	20030NCZ2 / US20030NCZ24

Public Offering Price:	99.761% plus accrued interest, if any, from November 5, 2019

Underwriters’ Discount:	0.750%

Net Proceeds to Comcast, Before Expenses:	99.011% per $1,000 principal amount of 3.450% Notes due 2050; $1,782,198,000 total

It is expected that delivery of the notes will be made against payment therefor on or about November 5, 2019, which is the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day prior to the settlement date will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Mizuho Securities USA LLC at 866-271-7403 (toll-free), Morgan Stanley & Co. LLC at 866-718-1649 (toll-free) or SMBC Nikko Securities America, Inc. at 888-868-6856 (toll-free).